Exhibit 99.1

Royal Gold Announces Transition of Technical Leadership

DENVER, COLORADO. MAY 25, 2023: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that Mr. Mark Isto, Executive Vice President and Chief Operating Officer, Royal Gold Corporation, has decided to retire from his role by the end of 2023. During the next several months, Mr. Isto will transition his responsibilities to Dr. Martin Raffield, Vice President, Operations, who will assume the leadership of all aspects of Royal Gold’s technical functions upon Mr. Isto’s retirement.

“Mark has been a key member of Royal Gold’s executive management team since he joined in 2015,” commented Bill Heissenbuttel, President and Chief Executive Officer. “Mark’s counsel to me and the management team on technical matters has been invaluable over the past eight years, and his work ethic and attention to detail are truly remarkable. In addition to bringing his technical experience and judgement to every conversation, Mark has grown our internal technical capacity and we have a strong team that is ready to continue applying our high standards to all asset reviews. Martin has spent the last 18 months working alongside Mark learning about our portfolio and our technical due diligence process, and he is well equipped to lead our technical team with the same enthusiasm and commitment as shown by Mark.”

Dr. Raffield joined Royal Gold in January, 2022, and has over 30 years of underground and open pit mining experience in operational, corporate, construction and consulting roles in North and South America, Africa and Europe. Dr. Raffield holds a Ph.D. in geotechnical engineering and a B.Sc. in mining geology from Cardiff University in the United Kingdom. Dr. Raffield’s role within Royal Gold will include the monitoring of all assets within the portfolio, as well as leading the technical aspects of all due diligence activities.

Corporate Profile

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of March 31, 2023, the Company owned interests on 182 properties on five continents, including interests on 40 producing mines and 19 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Vice President Investor Relations and Business Development
(720) 554-6995